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                                                                    Exhibit 99.1

                             FRETTER PRESS RELEASE


         Fretter, Inc. announced today that it filed for relief under chapter 11 of the United States Bankruptcy Code. The filing was made in the United States Bankruptcy Court in Cleveland, Ohio, where Fretter owns a number of parcels of valuable real estate. "Fretter has been in the process of closing all of its store locations and liquidating its assets to pay creditors over the past year," a Fretter spokesperson stated. "Although it had been hoped that the liquidation could be completed without a bankruptcy filing, it became clear to the Company that, under the circumstances, the liquidation of our remaining assets and distributions to our creditors could be completed in the most orderly, efficient manner possible through a chapter 11 filing."

Date:  September 24, 1996





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